Exhibit 99.2
NEWS RELEASE
Contact:

OSI Pharmaceuticals, Inc.
Kathy Galante
Senior Director
Investor / Public Relations
631-962-2000
Burns McClellan (Representing OSI)
Justin Jackson (Media) 212-213-0006 ext. 327
Jason Farber (Media) 212-213-0006 ext. 339
Lisa Burns (Investors) 212-213-4281

OSI PHARMACEUTICALS ANNOUNCES INITIATION OF
PHASE IIA TRIAL FOR ITS GLYCOGEN PHOSPHORYLASE
INHIBITOR, PSN357
MELVILLE, NEW YORK- February 21, 2006 — OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today that it has initiated a Phase IIa clinical trial for its glycogen phosphorylase inhibitor, PSN357, which the company is developing for type 2 diabetes. In the Phase IIa study, PSN357 will be administered to up to thirty type 2 diabetic patients as daily doses over an initial period of 14 days providing safety, pharmacokinetic and pharmacodynamic endpoints in a placebo controlled dose escalation design. The study is expected to last approximately six months.
“PSN357 is the first clinical candidate to emerge from the Company’s internal discovery research efforts in diabetes and is designed to prevent glucose levels rising in diabetic patients by preventing glycogen breakdown to glucose in the liver,” stated Anker Lundemose, M.D., Ph.D., Executive Vice-president and President of (OSI) Prosidion, the company’s UK-based diabetes research & development arm. “We believe that PSN357, together with our DPIV inhibitor, PSN9301, which is scheduled to begin Phase IIb studies this year and PSN010, our glucokinase activator, which entered Phase I trials last week, together comprise an innovative clinical pipeline of novel, molecularly targeted therapies for the treatment of type 2 diabetes.”
The initiation of the Phase IIa trial follows the completion of a Phase I safety and tolerability study for PSN357. In the single-center, placebo controlled, dose escalation study, PSN357 was administered in single and multiple doses (daily dose for 7 days) to 80 healthy volunteers. Results showed no unexpected safety or pharmacokinetic outcomes. Data will be presented at a diabetes meeting in the future.
Background
The inappropriate over-production of glucose by the liver as a result of glycogen breakdown is a contributor to the hyperglycemia in type 2 diabetes. As the rate of glycogenolysis is regulated by glycogen phosphorylase (GP), inhibition of this key enzyme may constitute a therapeutic option for the treatment of type 2 diabetes. Pre-clinical data presented at the 2005 American Diabetes Association’s Annual Scientific Session showed that PSN357 inhibits GP and reduces blood glucose levels in animal models with diabetes following acute and chronic dosing. An increase in liver glycogen was also seen in the study, however heart and skeletal muscle glycogen showed no changes from controls. In addition, a 9-day study in mice showed once daily oral administration of PSN357 maintained anti-hyperglycemic efficacy throughout this period. Other endpoints observed in this study were a 57 percent increase in liver glycogen and no changes in other glycogen deposits or in levels of plasma insulin or alanine aminotransferase.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen® (pegaptanib sodium injection) is approved in the United States and Europe for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc. For additional information about OSI, please visit http://www.osip.com.
(OSI) Prosidion is the diabetes and obesity business unit within OSI Pharmaceuticals dedicated to the discovery and development of novel drugs for the treatment of type 2 diabetes and obesity. (OSI) Prosidion’s lead compound, PSN9301, is a Dipeptidyl Peptidase IV (DPIV) inhibitor currently in Phase II clinical trials. (OSI) Prosidion is developing additional product candidates including a Glucokinase Activator which entered a Phase I clinical trial in 2006. (OSI) Prosidion owns or has licensing rights to a portfolio of DPIV medical use patents with claims covering DPIV as a target for anti-diabetes therapy and the use of combinations of DPIV inhibitors with other anti-diabetes drugs such as metformin. A number of non-exclusive licenses to the patent estate have been granted to major pharmaceutical companies. (OSI) Prosidion operates through OSI’s wholly-owned subsidiary, Prosidion Limited, in Oxford, UK. For additional information about the business unit, please visit http://www.prosidion.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.